Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Hennessy Funds Trust and to the use of our report dated December 28, 2011 on the financial statements and financial highlights of the FBR Small Cap Fund, FBR Large Cap Fund and FBR Mid Cap Fund (the “Funds”), each a series of The FBR Funds. Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders of The FBR Funds, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 1, 2012